FOR IMMEDIATE RELEASE
April 26, 2007

Contact:  Jesus R. Adia
          President and Chief Executive Officer
          (718) 677-4414

   Flatbush Federal Bancorp, Inc. Reports 2007 First Quarter Operating Results

Brooklyn,  NY - Flatbush  Federal  Bancorp,  Inc. (the  "Company") (OTC Bulletin
Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (the "Association"), announced consolidated net income of $383,000, or $0.14 per share for the quarter ended March 31, 2007 as compared to net income of $43,000, or $0.02 per share for the same quarter in 2006. Net income during the current quarter included proceeds of $500,000 from a life insurance policy the Association owned on the life of former Flatbush Federal Bancorp Inc. CEO and President, Anthony J. Monteverdi who recently passed away. Additionally, net income included the one time expense accrual of $221,000 for the accelerated vesting of stock options and restricted stock due to Mr. Monteverdi's passing.

The Company's assets increased $2.8 million, or 1.8%, to $157.2 million at March 31, 2007 from $154.4 million at December 31, 2006. Cash and cash equivalents increased $2.0 million, or 50.0%, to $6.0 million at March 31, 2007 from $4.0 million at December 31, 2006. Loans receivable increased $431,000, or 0.4%, to $106.7 million as of March 31, 2007 from $106.2 million as of December 31, 2006. Mortgage-backed securities decreased $104,000, or 0.4%, to $26.6 million as of March 31, 2007 from $26.7 million as of December 31, 2006. Investment securities remained at $7.0 million as of March 31, 2007 and as of December 31, 2006.

Total deposits increased $1.3 million, or 1.2%, to $106.9 million at March 31, 2007 from $105.6 million at December 31, 2006. Advances from Federal Home Loan Bank of NY increased $646,000, or 2.1%, to $31.1 million at March 31, 2007 from $30.5 million at December 31, 2006.

Total stockholders' equity increased $662,000 to $15.7 million as of March 31, 2007 from $15.0 million as of December 31, 2006.

Advances from the Federal Home Loan Bank of NY were invested in loans receivable consisting of residential, commercial, construction and mixed-use properties. This resulted in the increase of $431,000 in loans receivable. Cash and cash equivalents increased $2.0 million to $6.0 million at March 31, 2007 from $4.0 million at December 31, 2006 due to an increase in savings deposits and in stockholder's equity.

On June 30, 2005, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company's outstanding shares of common stock. Stock repurchases will be made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions. Repurchased stock is held as treasury stock and will be available for general corporate purposes. As of March 31, 2007, 38,590 shares have been repurchased at a weighted average price of $8.10 per share. During the quarter ended March 31, 2007, 2,250 shares were repurchased.


INCOME INFORMATION - Three month periods ended March 31, 2007 and 2006

Net income increased $340,000, to $383,000 for the quarter ended March 31, 2007 from $43,000 for the quarter ended March 31, 2006. The increase in net income for the quarter was primarily due to increases of $222,000 in interest income, $481,000 in non-interest income, and decreases of $78,000 in income taxes and $8,000 in provision of loan loss, offset in part by increases of $156,000 in interest expense on deposits, $155,000 in interest expense on borrowings from FHLB, and $138,000 in non-interest expense. Non-interest income included proceeds of $500,000 from a life insurance policy the Association owned on the life of former Flatbush Federal Bancorp Inc. CEO and President, Anthony J. Monteverdi. Non-interest expense included the one time accrual of $221,000 for the accelerated vesting of stock options and restricted stock due to the death of Mr. Monteverdi during the quarter ended March 31, 2007.

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Other  financial  information  is  included  in  the  table  that  follows.  All information is unaudited.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.



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SELECTED FINANCIAL CONDITION DATA

(in thousands)                                 March 31      December 31
                                                 2007            2006
                                              ----------     ----------
Total Assets                                  $  157,197     $  154,382
Loans Receivable                                 106,661        106,230
Investment Securities                              6,990          6,990
Mortgage-backed Securities                        26,623         26,727
Cash and Cash Equivalents                          5,982          4,007
Deposits                                         106,943        105,641
Other Borrowings                                  31,133         30,487
Stockholders Equity                               15,708         15,046


SELECTED OPERATING DATA

                                                 AT OR FOR THE THREE
                                                MONTHS ENDED MARCH 31
(in thousands)                                   2007            2006
                                              ----------     ----------

Total Interest Income                         $    2,294     $    2,072
Total Interest Expense on Deposits                   688            532
Total Interest Expense  on Other Borrowings          390            235
Net Interest Income                                1,217          1,305
Provision for Loan Loss                                2             10
Non-interest Income                                  573             92
Non-interest Expense                               1,459          1,321
Income Taxes                                         (55)            23
Net Income                                    $      383     $       43

PERFORMANCE RATIOS

Return on Average Assets                            0.98%          0.12%
Return on Average Equity                           10.02%          1.06%
Interest Rate Spread                                3.08%          3.58%

ASSET QUALITY RATIOS

Allowance for Loan Losses to
   Total Loans Receivable                           0.19%          0.20%
Non-performing Loans to Total Assets                0.05%          0.11%

CAPITAL RATIO
Equity toTotal Assets                              10.28%         10.24%